Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2025, relating to the financial statements of Xperi Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 27, 2025